                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into as of this day of February, 1999, between eSoft, Inc., a Delaware corporation (the "Company"), and STEVE KUZARA, an individual person (the "Executive").

                                    RECITAL

         A. The Company desires to employ the Executive as VICE PRESIDENT OF INTERNATIONAL SALES, and the Executive desires to be employed by the Company in such position upon the terms and conditions set forth in this Agreement.

         B. The Executive acknowledges that during the course of the Executive's employment the Executive will receive or be exposed to certain confidential information and trade secrets (collectively referred to as "Confidential Information") of the Company. The Executive also acknowledges that this Confidential Information is among the Company's most important assets and that the value of this Confidential Information would be diminished or extinguished by disclosure.

                                   AGREEMENT

         In consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Employment; Position; Term. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company in the capacity of VICE PRESIDENT OF INTERNATIONAL SALES. Subject to Section 4, the term of Executive's employment under this Agreement (the "Term") shall be for 36 months, beginning MARCH 1, 1999 and ending FEBRUARY 28, 2002.

         2. Duties, Responsibilities and Authority. In the capacity as VICE PRESIDENT OF INTERNATIONAL SALES for the Company, the Executive shall have primary responsibility for the sales and distribution of the Company's products and services in Europe, Asia/Pacific and Latin America. These responsibilities include establishing and maintaining relationships with distributors, resellers, and strategic business partners in each region. The Executive shall be responsible for recruiting, hiring, directing, performing administrative functions, setting and managing compensation and incentive plans for Regional Directors in each region and other personnel as appropriate. The Executive shall have primary responsibilities for meeting and exceeding the sales and revenue objectives established for the International territory and markets. The Executive shall report to and be subject to the direction and control of the President of the Company. The Executive shall devote substantially all of Executive's full

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professional and managerial time and effort to the performance of the duties as
VICE PRESIDENT OF INTERNATIONAL SALES and shall not engage in other business activity or activities which, in the reasonable good-faith judgement of the President of the Company, conflict with the performance of duties under this Agreement.

         3. Compensation

            (a) Salary. For services rendered under this Agreement, the Company shall pay the Executive a salary at the rate of $8,250.00 per month.

            (b) Incentive Pay. The Executive shall be eligible to receive a quarterly Incentive Pay commission. The Incentive Pay is targeted at 1% of net revenues received in the International Territory and is defined in the Executive's Annual Sales Compensation Plan, attached hereto and updated annually. The payment of the Executive's performance bonus shall be made as soon as practicable but no later than sixty (60) days following the end of the fiscal quarter.

            (c) Bonuses. The Executive shall be eligible to receive a performance bonus based upon attainment of minimum quarterly sales quota's. The Performance Bonus is defined in the Executive's Annual Sales Compensation Plan, attached hereto and updated annually. The payment of the Executive's Performance Bonus shall be made as soon as practicable but no later than sixty
(60) days following the end of the fiscal quarter. The Executive shall not be entitled to a minimum performance bonus.

            (d) Annual Review. The Executive's salary, bonus, options and terms of the severance in Section 7 of this Agreement shall be reviewed annually beginning January 1, 2000 and may be increased as the Board deems appropriate, but shall not be decreased during the term without mutual agreement.

            (e) Stock Options. The Executive has been granted incentive stock options pursuant to the Company's Stock Option Plan to purchase up to 60,000 shares of the Company's common stock at an exercise price equal to the fair market value of the Company's common stock on the day of the grant, subject to board approval. Shares shall vest over a 36 month period with no vesting until the beginning of the eighth month at which time seven-thirty-sixths (7/36) of the options will vest, and then one-thirty-sixth (1/36) will vest after the beginning of each month thereafter. Vesting shall occur as long as the Executive remains an employee of the Company. The options, once vested shall have an expiration date of 4 years from the date of grant of the option. In addition, the Executive may participate in stock option programs of the Company upon such terms as the administrators of such programs in their discretion determine.

            (f) Benefits and Vacation. The Executive shall be eligible to participate in such insurance programs (health, disability or life) or such other health, dental, retirement or similar employee benefits programs as the Board may approve, on a basis comparable to that available to other officers and executive employees of the Company. The Executive shall be entitled to a minimum of three (3) weeks of paid vacation per year. Vacation time may be accumulated for up to one year beyond the year for which it is accrued and


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may be used any time during such year. Any vacation time not used during such additional year shall be forfeited. The value of any accrued but unused and unforfeited vacation time shall be paid in cash to the Executive upon termination of Executive's employment for any reason.

            (g) Reimbursement of Expenses. The Company shall reimburse the Executive in a timely manner for all reasonable out-of-pocket expenses incurred by the Executive in connection with the performance of Executive's duties under this Agreement; provided that the Executive presents to the Company an itemized accounting of such expenses including reasonable supporting data.

            (h) Relocation Allowance. The Company shall reimburse the Executive for certain relocation expenses. These include the following: 1) two househunting trips for the Executive and Spouse to Denver, Colorado such househunting trips to include round-trip airfare and two (2) nights lodging at a hotel (such airfare and hotel arrangements to be approved by the Company in advance), 2) actual moving expenses up to a maximum of $7,500 using a moving company approved in advance by the Company. Such relocation by the Executive to the Company's headquarter's location is expected to occur no later than August of 1999.

         4. Termination.

            (a) Termination by the Company without Cause. Notwithstanding anything to the contrary contained herein but subject to Section 7 hereof, the Company may, by delivering thirty (30) days' prior written notice to the Executive, terminate the Executive's employment at any time without Cause (as hereinafter defined).

            (b) Termination by the Executive without Cause. Notwithstanding anything to the contrary contained herein but subject to Section 7 hereof, the Executive may, by delivering thirty (30) days' prior written notice to the Company, terminate the Executive's employment hereunder.

            (c) Termination by the Company for Cause. The Company may terminate the Executive's employment for Cause immediately upon written notice stating the basis for such termination. "Cause" for termination of the Executive's employment shall only be deemed to exist if the Executive has (i) breached this Agreement and if such breach continues or recurs more than thirty (30) days after notice from the Company specifying the action which constitutes the breach and demanding its discontinuance, (ii) exhibited willful disobedience of lawful directions of the President or of the Board, or (iii) committed gross malfeasance in performance of Executive's duties hereunder or acts resulting in an indictment charging the Executive with the commission of a felony; provided that the commission of acts resulting in such an indictment shall constitute Cause only if a majority of the directors who are not also subject to any such indictment determine that the Executive's conduct has substantially adversely affected the Company or its reputation. A material failure to perform Executive's duties hereunder that results from the disability of the Executive shall not be considered Cause for Executive's termination.


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            (d) Termination by the Executive for Cause. The Executive may
terminate employment for Cause immediately upon written notice stating the basis for such termination. "Cause" for termination of employment by the Executive shall only be deemed to exist if the Company has breached this Agreement and if such breach continues or recurs more than thirty (30) days after notice from the Executive specifying the action which constitutes the breach and demanding its discontinuance, or if the Company is engaged in unlawful activity or requests the Executive to engage in unlawful activity.

         5. Disability. In the event of disability of the Executive during the term hereof, the Company shall, during the continuance of Executive's disability but only for a maximum of 90 days following the determination of disability, pay the Executive the Executive's then current salary, as provided for in Section 3(a), and adjusted pursuant to Section 3(b), and continue to provide the Executive all other benefits provided hereunder. As used herein, the term "disability" shall mean the complete and total inability of the Executive, due to illness, physical or comprehensive mental impairment, to substantially perform all of Executive's duties as described herein for a consecutive period of thirty (30) days or more.

         6. Death. In the event of the death of the Executive, except with respect to any benefits which have accrued and have not been paid to the Executive hereunder, the provisions of this Agreement shall terminate immediately. The Executive's estate shall have the right to receive compensation due to the Executive as of and to the date of Executive's death and shall have the right to receive an additional amount equal to one-twelfth (1/12th) of the Executive's annual compensation then in effect.

         7. Severance. In the event that the Executive's employment is terminated by the Company other than for Cause or death of the Executive, or in the event there is either a material change in the responsibilities of the Executive or a loss of position within six (6) months after a Change of Control (as defined in Section 12 of this Agreement), or if Executive terminates this Agreement for Cause, the Executive shall be entitled to receive Executive's then current salary and benefits, as provided for in Sections 3(a) and 3(e), payable in semi-monthly installments, for the greater of three (3) months or that number of months which equals the number of years that have elapsed from the initial date of this Agreement until the date of the Executive's termination by the Company; provided, however, that if any of such payments would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code") and (ii) but for this provision, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"); the amount payable hereunder shall be reduced to the largest amount which the Executive determines would not result in any portion of the payments hereunder being subject to the Excise Tax. If the Executive voluntarily resigns Executive's employment hereunder or if Executive's employment is terminated for Cause, the Executive shall not be entitled to any severance pay or other compensation beyond the date of termination of Executive's employment.


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         8. Covenant Not to Compete.

            (a) During the continuance of the Executive's employment hereunder and for a period of twelve (12) months after termination of the Executive's employment hereunder, pursuant to section 4.b or 4.c hereof, the Executive shall not engage in any business which competes with the Company or its affiliates anywhere in the United States or Canada during the Executive's employment hereunder or at the time of termination.

            (b) The Executive shall not, for a period of twelve (12) months after termination of the Executive's employment hereunder, pursuant to section 4.b or 4.c hereof, employ, engage or seek to employ or engage for himself or any other person or entities, any individual who is or was employed or engaged by the Company or any of its affiliates until the expiration of six (6) months following the termination of such person's or entity's employment or engagement with the Company or any of its affiliates.

         9. Trade Secrets and Confidential Information. During Executive's employment by the Company and for a period of five (5) years thereafter, the Executive shall not, directly or indirectly, use, disseminate, or disclose for any purpose other than for the purposes of the Company's business, any Confidential Information of the Company or its affiliates, unless such disclosure is compelled in a judicial proceeding. Upon termination of Executive's employment, all documents, records, notebooks, and similar repositories of records containing information relating to any Confidential Information then in the Executive's possession or control, whether prepared by him or by others, shall be left with the Company or, if requested, returned to the Company.

         10. Severability. It is the desire and intent of the undersigned parties that the provisions of Sections 8 and 9 shall be enforced to the fullest extent permissible under the laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular sentence or portion of either Section 8 or 9 shall be adjudicated to be invalid or unenforceable, the remaining portions of such section nevertheless shall continue to be valid and enforceable as though the invalid portions were not a part thereof. In the event that any of the provisions of Section 8 relating to the geographic areas of restriction or the provisions of Sections 8 or 9 relating to the duration of such Sections shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.

         11. Injunctive Relief. The Executive agrees that any violation by Executive of the provisions contained in Sections 8 and 9 are likely to cause irreparable damage to the Company, and therefore Executive agrees that if there is a breach or threatened breach by the Executive of the provisions of said sections, the Company shall be entitled to pursue an injunction restraining the Executive from such breach, and Executive will make no objection to the form of relief sought. Nothing herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.


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         12. Miscellaneous

            (a) Notices. Any notice required or permitted to be given under this Agreement shall be directed to the appropriate party in writing and mailed or delivered, if to the Company, to eSoft, Inc., to the attention of the President, at 5335-C Sterling Drive, Boulder, Colorado 80301, and if to the Executive, at __________________________________________. Notification
addresses may be changed with written notice.

            (b) Binding Effect. This Agreement is a personal service agreement and may not be assigned by the Company or the Executive, except that the Company may assign this Agreement to a successor of the Company by merger, consolidation, sale of substantially all of the Company's assets or other reorganization (a "Change of Control"). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

            (c) Amendment. This Agreement may not be amended except by an instrument in writing executed by each of the undersigned parties.

            (d) Applicable Law. This Agreement is entered into in the State of Colorado and for all purposes shall be governed by the laws of the State of Colorado.

            (e) Attorney's Fees. In the event either party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action will pay the successful party's reasonable expenses, including attorney's fees, incurred in such action.

            (f) Entire Agreement. This Agreement supersedes and replaces all prior agreements between the parties related to the employment of the Executive by the Company.

                                   SIGNATURES

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date mentioned above.

                                 THE COMPANY:


                                 By: /s/ Jeffrey Finn
                                    -------------------------------------------
                                    Jeffrey Finn
                                    Chief Executive Officer

                                 THE EXECUTIVE:

                                 By: /s/ Steve Kuzara
                                    -------------------------------------------
                                    Steve Kuzara



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                                  eSOFT, INC.
                          5335 Sterling Drive, Suite C
                            Boulder, Colorado 80301


-------------------------------------------------------------------------------
                       EMPLOYEE CONFIDENTIALITY AGREEMENT
-------------------------------------------------------------------------------


         THIS AGREEMENT is between eSoft, Inc. (the "Company") and ____________ ________ an individual residing at ___________________________________________
________  (the "Employee"), based on the following circumstances:

         A. WHEREAS the Company owns and is developing several proprietary software products and services which are and will be maintained as trade secrets and unpublished copyrighted materials (the "Company's products"), and

         B. WHEREAS the Employee is employed as a____________________________ for the Company, and will be given access to and substantial assistance from the Company's staff in understanding many of the Company's products and plans, including many of the Company's trade secrets and other confidential information, and

         C. WHEREAS the Company's products are developed at substantial expense and give the Company an advantage over its competitors, but only so long as they remain the secret and proprietary information of the Company, and

         D. WHEREAS the Employee agreed to enter into this Agreement as a condition of his/her employment by the Company, understands that he/she will not be given access to confidential information concerning the Company's products and plans until he/she enters into this Agreement and acknowledges that this Agreement is reasonable and necessary for the protection of the Company's trade secrets and other secret and confidential information, the protection of which allows the Company to continue in business and to continue to employ the Employee, THEREFORE

         THE COMPANY AND THE EMPLOYEE agree to the following:

            1. DEFINITIONS.

            a. COMPETITIVE BUSINESS. As used in this Agreement, "competitive business" means any business or enterprise engaged in the business of providing any product or service then or historically provided by the Company, including, but not limited to, computer software or systems for LAN or WAN connectivity to the Internet within the geographical areas of the United States, including Alaska and Hawaii, Puerto Rico, and Canada, as well as within the geographical area of any other country, territory or sovereignty in which the Company has a presence by virtue of having established a dealership for its products at the time under consideration.

            b. CONFIDENTIAL INFORMATION. As used in this Agreement, the term "confidential information" means all of the following, whether now or later existing, concerning the business, products, programs and activities of the
Company: (a) financial and pricing information, including, but not limited to budgets, budget projections and plant information, (b) customer account lists,
(c) prospective customers identified by the Company, (d) internal customer data, (e) creations, including, but not limited to, computer code and programming materials, (f) any corporate strategy or plan, including, but not limited to, pricing, marketing, manufacturing and data processing plans and strategies, and (g) any information marked or otherwise identified by the Company as confidential, including information identified as confidential in any published Company policy.

            c. CREATION. As used in this Agreement, the term "creation" means any: (a) computer program or code, (b) arithmetic, logarithmic, analog, digital or other formula, (c) product, marketing or business plan composition, writing or work, writings, and compositions of words, numbers or analogs, including any combination of them, (d) any other computer programming material in any form or medium or expression, and (e) computer hardware structures and configurations, which concern or relate to any present or prospective, product, program or activity of the Company.

            d. PROSPECTIVE CUSTOMER. As used in this Agreement, the phrase "prospective customer of the Company" means any person or firm directly solicited by the Company, other than through general advertising, within the six (6) month period prior to the date under consideration.

         2. PROPRIETARY RIGHTS OF THE COMPANY. The Employee may participate in the development of the Company's products, marketing materials, and/or business plans due to the Employee's involvement in the creative process with the Company's technical, development, marketing and/or management staff, and, to the extent of the Employee's participation and contribution, all resulting products and product enhancements, marketing and/or business plan materials shall be deemed to be made for hire, free from any claim or right of the Employee. The Employee shall promptly inform the Company of any product or literature, or any component of either or both of them, in the development or creation of which he/she participated and shall cooperate with the Company, even after the termination of his/her employment by the Company, in securing the product or literature as the Company's sole property; the Employee's cooperation shall be without further compensation, although the Company shall reimburse the Employee for any reasonable, documented out-of-pocket expenses incurred by the Employee in so cooperating.

         3. CONFIDENTIALITY. The Employee acknowledges that all confidential information, as defined in this Agreement, is made available in the strictest confidence solely for the benefit and purposes of the Company and that unauthorized disclosure of confidential information would harm the Company's interests. Accordingly, the Employee agrees that during his/her employment by the Company he/she will not, directly or indirectly, use for himself or to the detriment of the Company or disclose to any party, other than as directed or authorized by any officer of the Company, any confidential information. At the termination of the Employee's employment by the Company, the Employee shall promptly deliver all records and copies of confidential information to the Company.

         4. COMPETITIVE ACTIVITY.

            a. AS AN EMPLOYEE OF ANOTHER. The Employee agrees that during his/her employment by the Company he/she shall not engage in a competitive business as an employee of or otherwise on behalf of any person, firm, partnership, corporation or other entity.

            b. AS AN OWNER OR OTHERWISE. The Employee agrees that during his/her employment by the Company he/she shall not engage, directly or indirectly, in a competitive business as an owner, officer, partner, joint venture, principal or otherwise for himself.

         5. PURPOSE. The Employee acknowledges that the protective provisions of this Agreement are necessary for the Company to maintain its competitive position and to preserve its trade secrets and proprietary information from becoming public knowledge when it is the intent of both the Employee and the Company that the Company's trade secrets, proprietary information and other confidential information remain the sole and exclusive property of the Company.

         6. REMEDIES; ENFORCEMENT. The Company's remedies for any breach of this Agreement are in addition to any other rights of remedies it may have against the Employee arising from his/her fiduciary duties as an employee of the Company. The Employee acknowledges that any violation of the terms of this Agreement would naturally result in irreparable harm to the Company and agrees that a violation of the obligations respecting confidentiality, solicitation and competition will entitle the Company to enjoin the Employee's conduct and seek an accounting of profits realized by the Employee, in addition to any other remedies that may be available to the Company. The Company shall be entitled to recover all of its costs, including its reasonable attorney's fees, in enforcing its rights and remedies under this Agreement.

         7. POLICIES. In addition to other Company policies, the Employee agrees to act in accordance with all Company policies and procedures concerning confidential information and employee cooperation in protecting and securing Company property.

         8. EMPLOYMENT. The Employee acknowledges that entering into this Agreement is a condition of employment with the Company. This Agreement gives the Employee no greater or lessor rights to continued employment with the Company than the Employee otherwise has and shall remain in effect after the Employee's employment with the Company terminates, regardless of the reason, or lack of reason, for that termination.

         9. SEVERABILITY. The provisions of this Agreement are severable and to the extent any provision is found unenforceable, the remaining provisions of this Agreement shall be enforced as if the unenforceable provision were omitted.

         10. LAW. This Agreement is to be governed by Colorado law.


         DATED this                  day of                         , 19     .
                    ----------------        ------------------------    -----


EMPLOYEE:                                   COMPANY:

                                            eSoft, Inc.
                                            a Colorado Corporation


                                            By:
----------------------------------             --------------------------------
                                                          President